Exhibit 10.1

STOCK PURCHASE AGREEMENT

dated April 30, 2010

between

BIGLARI HOLDINGS INC.

and

SARDAR BIGLARI

Table of Contents

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Table of Contents
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SCHEDULES

Schedule 2.1(a)	Biglari Capital Foreign Qualifications and Licenses
Schedule 2.1(b)	Lion Fund Foreign Qualifications and Licenses
Schedule 2.5(a)	Biglari Financial Statements
Schedule 2.5(b)	Lion Fund Financial Statements
Schedule 2.7	Exceptions to Absence of Certain Charges
Schedule 2.11(a)	Material Contracts
Schedule 2.12	Benefit Plans
Schedule 2.13(a)	Leased Real Property
Schedule 2.14(a)	Intellectual Property
Schedule 2.15	Insurance
Schedule 2.16(a)	Employees of Biglari Capital
Schedule 2.16(b)	Material Independent Contractors
Schedule 2.19	Banks; Safe Deposit Boxes

EXHIBITS

Exhibit A                                Defined Terms

ii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated this 30th day of April, 2010, by and between Biglari Holdings Inc., an Indiana corporation (“Purchaser”), and Sardar Biglari (“Seller”).

WITNESSETH:

WHEREAS, Seller is the sole shareholder of Biglari Capital Corp., a Texas corporation (“Biglari Capital”);

WHEREAS, Biglari Capital is the general partner of The Lion Fund, L.P., a Delaware limited partnership (“Lion Fund”, and together with Biglari Capital, the “Companies”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all upon the terms and subject to the conditions set forth in this Agreement, 1,000 shares of common stock, no par value, of Biglari Capital (the “Shares”); and

WHEREAS, concurrently herewith, Purchaser and Seller are entering into that certain incentive bonus agreement providing, among other things, for certain payments to Seller on account of the management by Seller of Biglari Capital (the “Incentive Agreement”).

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE OF STOCK

Section 1.1             Sale of Shares.  Upon the terms and conditions hereinafter set forth, Seller hereby sells, and Purchaser hereby purchases, the Shares.  Seller is delivering to Purchaser a certificate or certificates representing the Shares, duly endorsed in blank for transfer or accompanied by a separate stock power duly executed in blank for transfer.  Seller shall execute and deliver any such other certificates, instruments or documents, and to do and perform such other and further acts as shall be deemed necessary or desirable in order to effect the transfer of the Shares pursuant to this Agreement.

Section 1.2             Purchase Price; Adjustment.

(a)           The purchase price for the Shares is the sum of (i) one dollar ($1.00), plus (ii) the Adjusted Capital (as such term is defined in the Amended and Restated Agreement of Limited Partnership, dated as of July 1, 2002, of Lion Fund (the “Partnership Agreement”)) balance, if any, of Biglari Capital, in its capacity as general partner of Lion Fund, as of the date hereof, plus (iii) the total Incentive Reallocation (as defined in, and calculated in accordance with Section 5.02 of, the Partnership Agreement) for the period from January 1, 2010 through the close of business on the date hereof (such aggregate amount as provided in clauses (ii) and (iii), the “Purchase Date Capital Balance”).  If, and to the extent that, Seller shall have received distributions from Biglari Capital in respect of such Purchase Date Capital Balance  prior to the date hereof, the amount being paid to Seller pursuant to clauses (ii) and (iii) above is being reduced by the amount of such prior distributions.  The purchase price is being paid by certified check or wire transfer of immediately available funds concurrently with the execution and delivery of this Agreement.

(b)           Seller has provided to Purchaser a good faith estimate of the Purchase Date Capital Balance, which estimate was prepared as of the close of business on April 27, 2010 (the “Estimated Purchase Date Capital Balance”).  The purchase price payable pursuant to Section 1.2(a) on the date hereof shall be based on the Estimated Purchase Date Capital Balance.

(c)           Seller shall deliver, or cause to be delivered, to Purchaser, within twenty (20) days after the date hereof, a statement (the “Purchase Date Capital Balance Statement”) setting forth the Purchase Date Capital Balance and showing his calculations in reasonable detail.  Purchaser shall have a period of ten (10) days after the date on which the Purchase Date Capital Balance Statement is delivered to it (the “Purchase Date Capital Balance Review Period”) to review the Purchase Date Capital Balance Statement.  If Purchaser objects to the calculation of the Purchase Date Capital Balance as set forth on such Purchase Date Capital Balance Statement, Purchaser shall so inform Seller in writing (the “Purchase Date Capital Balance Objection”) on or before the last day of the Purchase Date Capital Balance Review Period, setting forth in reasonable detail the basis of the Purchase Date Capital Balance Objection and the adjustments to the Purchase Date Capital Balance that Purchaser believes should be made.  In the event that a Purchase Date Capital Balance Objection is not delivered to Seller on or before the last day of the Purchase Date Capital Balance Review Period, Purchaser shall be deemed to have agreed to the Purchase Date Capital Balance Statement.  In the event that a Purchase Date Capital Balance Objection is delivered to Seller on or before the last day of the Purchase Date Capital Balance Review Period, Purchaser and Seller shall attempt in good faith to reach an agreement with respect to any matters in dispute.  If Purchaser and Seller are unable to resolve all of their differences within ten (10) days after delivery of the Purchase Date Capital Balance Objection to Seller, they shall refer their remaining differences to a nationally recognized independent public accounting firm mutually agreed upon by Purchaser and Seller, which may be Purchaser’s independent registered public accounting firm (the “Accountants”).  The Accountants shall, based on those items as to which Purchaser and Seller have agreed and the Accountants’ determination regarding those items in dispute, finally determine the Purchase Date Capital Balance within twenty (20) days after submission of the dispute to them.  The Accountants’ determination shall be set forth in writing and shall be conclusive and binding upon the parties hereto, absent manifest error.  Purchaser shall pay the fees of the Accountants in connection therewith.

(d)           The “Final Purchase Date Capital Balance” shall be (i) if no Purchase Date Capital Balance Objection is sent to Seller prior to the end of the Purchase Date Capital Balance Review Period, the Purchase Date Capital Balance set forth on the Purchase Date Capital Balance Statement delivered by Seller, (ii) if a Purchase Date Capital Balance Objection is made but finally determined between Purchaser and Seller prior to referring any such dispute to the Accountants, the Purchase Date Capital Balance so finally determined; and (iii) if a Purchase Date Capital Balance Objection is sent to the Accountants, the Purchase Date Capital Balance finally determined by the Accountants.

(e)           If the Final Purchase Date Capital Balance is greater than the Estimated Purchase Date Capital Balance, then Purchaser shall pay the amount of such excess to Seller within five (5) business days after the determination of the Final Purchase Date Capital Balance.  If the Final Purchase Date Capital Balance is less than the Estimated Purchase Date Capital Balance, then Seller shall pay the amount of such difference to Purchaser within five (5) business days after the determination of the Final Purchase Date Capital Balance.

Section 1.3             Tax Elections.  At the request of Purchaser, the parties shall make, or cause to be made, an election under Section 338(h)(10) and/or Section 754 of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the transactions contemplated hereby and shall, in the event any such election is made and to the extent required, mutually determine the allocation of the purchase price paid pursuant to Section 1.2 to and among Biglari Capital’s and the Lion Fund’s assets.  In connection therewith, Purchaser may provide Seller an appropriate gross-up for any additional tax incurred by Seller as a result of any such election, to the extent mutually agreed by the parties.  In the event of any such election, no party hereto shall file any return or take a position with any taxing authority or in connection with any tax-related litigation that is inconsistent with this Section 1.3, unless required to do so pursuant to a determination within the meaning of Section 1313(a) of the Code.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 2.1             Organization, Existence and Good Standing.

(a)           Biglari Capital is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.  Seller has heretofore provided Purchaser with true and complete copies of Biglari Capital’s Articles of Incorporation (certified by the Secretary of State of the State of Texas) and By-laws (certified by the Secretary of Biglari Capital), each as amended through the date hereof.  Biglari Capital is not in default under or in violation of any provisions of its Articles of Incorporation or By-laws.  Biglari Capital has all corporate power and authority to own, operate and lease its properties and to carry on its business as the same is now being conducted.  Biglari Capital is duly qualified or licensed to do business and is in good standing as a foreign corporation in those jurisdictions listed on Schedule 2.1(a) hereto, which are all of the jurisdictions in which the conduct of its business or the ownership or leasing of its properties requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Biglari Capital.

(b)           Lion Fund is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.  Seller has heretofore provided Purchaser with true and complete copies of Lion Fund’s Certificate of Limited Partnership (certified by the Secretary of State of the State of Delaware) and Partnership Agreement (certified by Biglari Capital, as general partner of Lion Fund) as in effect on the date hereof.  Lion Fund is not in default under or in violation of any provisions of its Certificate of Limited Partnership or Partnership Agreement.  Lion Fund has all partnership power and authority to own, operate and lease its properties and to carry on its business as the same is now being conducted.  Lion Fund is duly qualified or licensed to do business and is in good standing as a foreign limited partnership in those jurisdictions listed on Schedule 2.1(b) hereto, which are all of the jurisdictions in which the conduct of its business or the ownership or leasing of its properties requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Lion Fund.

Section 2.2             Capitalization and Ownership of Shares.  The authorized capital stock of Biglari Capital consists of 100,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding.  All of Biglari Capital’s issued and outstanding capital stock is duly authorized, validly issued, fully-paid and non-assessable.  There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (a) calls for the issuance, sale, pledge or other disposition by Biglari Capital of any of its capital stock or any securities convertible into, or other rights to acquire, any such capital stock, (b) relates to the voting or control of such capital stock or rights or (c) obligates Biglari Capital to grant, offer or enter into any of the foregoing.  There are no actions, suits, proceedings or claims pending or, to the knowledge of Seller, threatened with respect to or in any manner affecting the ownership by Seller of the Shares or the sale of the Shares by Seller to Purchaser.  The Shares are solely owned of record and beneficially by Seller and are free and clear of all Liens and subject to no options, agreements or restrictions with respect to transferability.

Section 2.3             Authorization.  Seller has all requisite power, legal capacity and authority to enter into this Agreement and the Incentive Agreement (together, the “Transaction Agreements”) and to assume and perform his obligations thereunder.  The Transaction Agreements constitute the legal, valid and binding obligations of Seller, enforceable against him in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and the fact that equitable remedies or relief (including without limitation, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

Section 2.4              Approvals and Consents; No Breach.

(a)           No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau, or instrumentality (each, a “Governmental Authority”) is necessary or required as to Seller in order to constitute this Agreement as a valid, binding and enforceable obligation of Seller in accordance with its terms, except for those that have been taken or obtained.

(b)           Neither the execution and delivery of the Transaction Agreements, nor the consummation by Seller of the transactions contemplated thereby, nor compliance by Seller with any of the provisions hereof, will violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any Governmental Authority applicable to Seller or the Companies or any of their respective assets or properties; breach or conflict with any of the terms, provisions or conditions of the Articles of Incorporation or By-Laws of Biglari Capital or the Certificate of Limited Partnership or Partnership Agreement of Lion Fund; or, violate, conflict with or breach any agreement, contract, mortgage, instrument, indenture or license to which Seller or either of the Companies is a party or by which Seller or the Companies is or may be bound, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any encumbrance upon, or give to any other party or parties any claim, interest or right, including rights of termination or cancellation in, or with respect to, the Shares or the assets or properties of the Companies.

Section 2.5             Financial Statements.

(a)           Attached hereto as Schedule 2.5(a) (and previously provided to Purchaser) are the unaudited balance sheet of Biglari Capital at December 31, 2009 and the related unaudited profit and loss statement for the fiscal year then ended (collectively, the “Biglari Financial Statements”).  The balance sheet included in the Biglari Financial Statements, in all material respects, fairly presents the financial position of Biglari Capital as of its date, and the profit and loss statement included in the Biglari Financial Statements fairly presents the results of operations of Biglari Capital for the period presented therein, all in conformity with GAAP, applied on a consistent basis during the period involved, except as otherwise noted therein. The Biglari Financial Statements, including in all cases the notes thereto, (x) are true, correct and complete, and (y) are in accordance with the books and records of Biglari Capital.

(b)           Attached hereto as Schedule 2.5(b) (and previously provided to Purchaser) are (i) the Statement of Assets and Liabilities of Lion Fund at December 31, 2009 and the related Condensed Schedule of Investments in Securities at December 31, 2009, Statement of Operations for the Year Ended December 31, 2009, Statement of Changes in Partners’ Capital for the Year Ended December 31, 2009 and Statement of Cash Flows For the Year Ended December 31, 2009, together with the report of Grant Thornton  LLP thereon, and (ii) the Statement of Assets and Liabilities of Lion Fund at March 31, 2010 (collectively, the “Lion Fund Financial Statements”).  Each statement of assets and liabilities included in the Lion Fund Financial Statements, in all material respects, fairly presents the financial position of Lion Fund as of its date, and the other related statements included in the Lion Fund Financial Statements fairly present the information contained therein of Lion Fund for the periods presented therein, all in conformity with GAAP, applied on a consistent basis during the periods involved, except as otherwise noted therein. The Lion Fund Financial Statements, including in all cases the notes thereto, (x) are true, correct and complete, and (y) are in accordance with the books and records of Lion Fund.

Section 2.6             Liabilities.

(a)           Biglari Capital has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) except:

(i)           those set forth or reflected in the Biglari Financial Statements that have not been paid or discharged since the date thereof;

(ii)         those arising under agreements or expressly identified on any Schedule hereto; and

(iii)        current liabilities arising in the ordinary and usual course of business subsequent to December 31, 2009 that are accurately reflected on Biglari Capital’s books and records in a manner consistent with past practice.

(b)           Lion Fund has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) except:

(i)           those set forth or reflected in the Lion Fund Financial Statements that have not been paid or discharged since the date thereof; and

(ii)         current liabilities arising in the ordinary and usual course of business subsequent to March 31, 2010 that are accurately reflected on Lion Fund’s books and records in a manner consistent with past practice.

Section 2.7             Absence of Certain Changes.  Except as contemplated by this Agreement, and except as set forth on Schedule 2.7 attached hereto, since December 31, 2009, (a) the Companies have conducted their businesses in the ordinary course and consistent with past practices; and (b) there has not been:

(i)           any change in their business, operations, prospects or financial position, except such changes that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on either of the Companies considered separately;

(ii)         any change in the Companies’ financial or accounting practices or policies, except as required by law;

(iii)        any agreement by either of the Companies (in writing or otherwise) to take any action that, if taken, would render any of the representations set forth in this Section 2.7 untrue;

(iv)        other than in the usual and ordinary course of business, any increase in amounts payable by the Companies to or for the benefit of or committed to be paid by the Companies to or for the benefit of any officer, consultant, agent or employee of the Companies, in any capacity, or in any benefits granted under any bonus, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan with respect to any such person; or

(v)         any transaction entered into or carried out other than in the ordinary and usual course of the business of the Companies including, without limitation, any transaction resulting in the incurrence of liabilities or obligations.

Section 2.8             Taxes and Tax Returns.

(a)           Biglari Capital has timely filed all material Tax Returns required to be filed by it and has paid all Taxes of any kind shown to be due on such tax returns or otherwise required to be paid.

(b)           Biglari Capital has complied in all material respects with all applicable laws relating to information reporting with respect to payments made to third parties and the withholding of and payment of withheld taxes and has timely withheld from employee wages and other payments and paid over to the proper governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws.

(c)           Biglari Capital is and has been at all times since its incorporation an “S corporation” as defined in Section 1361 of the Code.

Section 2.9             Permits.  With such exceptions as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Companies as a whole; (a) all Permits that are presently required for the operation of the Companies’ businesses, as currently conducted, have been duly obtained and are in full force and effect; and (b) there is no Action pending or, to the Knowledge of Seller, overtly threatened against either of the Companies to terminate the rights of either of the Companies under any such Permits.

Section 2.10           Legal Proceedings, Claims, Investigations.  There is no Action or governmental investigation pending, or to the knowledge of Seller, threatened, against (i) either of the Companies, their assets and properties, or (ii) any director, officer or employee thereof or Seller relating to the Companies.  Neither of the Companies is in violation of or default under, any laws, ordinances, regulations, judgments, injunctions, orders or decrees (including without limitation, any immigration laws or regulations) of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to it.  Neither of the Companies is currently subject to any judgment, order, injunction or decree of or settlement enforceable by any court, arbitral authority, administrative agency or governmental authority.

Section 2.11            Material Contracts.

(a)           Schedule 2.11(a) lists each of the following contracts of the Companies as of the date of this Agreement (such contracts being referred to as the “Material Contracts”):

(i)          all management and employment contracts and contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 90 days’ notice;

(ii)         all contracts that expressly limit the ability of the Companies to compete in any line of business or with any Person in any geographic area;

(iii)        any contract pursuant to which either of the Companies makes or receives payments in an amount in excess of $25,000 per year;

(iv)        contracts to which the Companies are party relating to loans or advances to, or investments in, any other Person;

(v)         credit agreements, notes, indentures, security agreements, pledges, guarantees of or agreements to assume any debt or obligation of others, or similar documents relating to indebtedness for borrowed money (including interest rate or currency swaps, hedges or straddles or similar transactions) to which the Companies are party;

(vi)        severance or termination contracts or any other agreement or employee benefit plan that contain any severance or termination pay liability or obligation for employees of the Companies;

(vii)       any contract pursuant to which the Companies have a power of attorney outstanding or any obligation or liability (whether absolute, accrued, contingent or otherwise), as surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity;

(viii)      any contract that has or would be expected to have a material adverse effect on either the Companies or the conduct of their businesses;

(ix)         any contract between the Companies, or either of them, and Seller or any affiliate of Seller;

(x)          any contract that is otherwise material to the Companies and not previously disclosed pursuant to this Section 2.11.

(b)           Neither the Companies nor, to the Knowledge of Seller, any other party to any Material Contract is in breach of or default thereunder.

(c)           Each Material Contract is the legal, valid and binding obligation of the Companies and, to the Knowledge of Seller, each other party thereto, enforceable against them in accordance with their respective terms, subject to applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 2.12           Employee Benefit Plans.

(a)           Schedule 2.12 contains a list as of the date of this Agreement of each material employee benefit plan, arrangement or policy for employees of Biglari Capital who perform services solely for Biglari Capital (the “Employees” ).  All such plans, arrangements and policies are collectively referred to as the “Benefit Plans.”

(b)           With such exceptions as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Biglari Capital:  (i) each Benefit Plan has been established and administered substantially in accordance with its terms and in compliance with all applicable laws; and (ii) no audit or investigation by any governmental authority is pending, or to the Knowledge of Seller, threatened, with respect to any Benefit Plan.

Section 2.13           Title to Property.

(a)           Biglari Capital owns no real property.  Schedule 2.13(a) lists all real property leased by Biglari Capital.  With respect to the property leased under each real property lease listed in Schedule 2.13(a), Biglari Capital is in occupancy of such property pursuant to the terms of the lease governing such interest.

(b)           Biglari Capital has good title to, or valid leasehold interests in, all material properties and assets owned or leased by the Companies, except for those that are no longer used or useful in the conduct of their businesses, in each case free of all Liens.

Section 2.14           Intellectual Property.

(a)           Set forth in Schedule 2.14(a) is a true and complete list of all registrations and applications for material Intellectual Property of Biglari Capital and all  material unregistered Intellectual Property of Biglari Capital including, as applicable, the owner, jurisdiction, and registration or application number.

(b)           To the Knowledge of Seller, Seller owns or has the right to use all Intellectual Property used in the conduct of Biglari Capital’s business without any conflict with the rights of others, in each case with such exceptions as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Biglari Capital and subject to limitations contained in any applicable license agreement; provided, however, that no representation or warranty is made as to the extent to which ownership of or right to use any particular Intellectual Property includes the exclusive right to use such Intellectual Property.

Section 2.15           Insurance.  Schedule 2.15 hereto sets forth a list and brief description of all existing insurance policies maintained by Biglari Capital pertaining to its business properties, personnel or assets.  Biglari Capital is not in default with respect to any provision contained in any insurance policy, and to the Knowledge of Seller has not failed to give any notice or present any claim under any insurance policy in due and timely fashion.  Each such policy is in full force and effect.  All payments with respect to such policies are current and Biglari Capital has not received any notice threatening a suspension, revocation, modification or cancellation of any such policy.

Section 2.16           Employees and Independent Contractors.

(a)           Schedule 2.16(a) hereto lists the Employees of Biglari Capital and sets forth their base salary and other material compensation.

(b)           Independent Contractors.  Schedule 2.16(b) hereto lists each independent contractor, including, without limitation, each representative and agent, to whom or which Biglari Capital paid commissions and/or other forms of compensation in excess of $20,000 in either of the past two calendar years.

Section 2.17           Environmental Matters.  Biglari Capital is not the subject of, or, to the knowledge of Seller, being threatened to be the subject of (i) any enforcement proceeding, or (ii) any investigation, brought in either case under any Environmental Laws, at any time in effect or (iii) any third party claim relating to environmental conditions on or off the properties of Biglari Capital.  Biglari Capital is not aware and has not been notified of any conditions on or off the properties of Biglari Capital that will give rise to any liabilities, known or unknown, under any Environmental Laws, or as the result of any claim of any third party.  For the purposes of this Section 2.17, an investigation shall include, but is not limited to, any written notice received by Biglari Capital that relates to the onsite or offsite disposal, release, discharge or spill of any Hazardous Material.

Section 2.18           Illegal Payments.  Biglari Capital has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States of America or any other country, that is in any manner related to the business or operations of Biglari Capital, which Biglari Capital knows or has reason to believe to have been illegal under any federal, state or local laws or the laws of any other country having jurisdiction.

Section 2.19           Banks; Safe Deposit Boxes.  Schedule 2.19 hereto lists the names and locations of all banks or other financial institutions that Biglari Capital has an account and/or safe deposit box, the numbers of any such accounts and boxes and the names of all persons authorized to draw thereon or to have access thereto.

Section 2.20           Brokers.  All negotiations relative to the Transaction Agreements and the transactions contemplated thereby have been carried on by or on behalf of Seller in such a manner as not to give rise to any claim against Purchaser or Seller or the Shares for a finder’s fee, brokerage commission, advisory fee or other similar payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 3.1             Authorization.  Purchaser has all requisite power, legal capacity and authority to enter into the Transaction Agreements and to assume and perform its obligations thereunder.  The Transaction Agreements constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the fact that equitable remedies or relief (including without limitation, the remedy of specific performance) are subject to the discretion of the court form which such relief may be sought.

Section 3.2             Approvals and Consents; No Breach.  (a) No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by any Governmental Authority is necessary or required as to Purchaser in order to constitute the Transaction Agreements as valid, binding and enforceable obligations of Purchaser in accordance with their respective terms, except for those that have been taken or obtained.

(b)           Neither the execution and delivery of the Transaction Agreements, nor the consummation by Purchaser of the transactions contemplated thereby, nor compliance by Purchaser with any of the provisions thereof, will violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any Governmental Authority applicable to Buyer or any of its material properties; a breach or conflict with any of the terms, provisions or conditions of the Certificate of Incorporation or By-Laws of Buyer.

Section 3.3             Litigation.  There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the knowledge of Purchaser, threatened against Purchaser, at law or in equity, before any Governmental Authority, that might have an adverse effect on Purchaser’s ability to perform any of its obligations under the Transaction Agreements or upon the consummation of the transactions contemplated thereby.

Section 3.4             Brokers.  All negotiations relative to the Transaction Agreements and the transactions contemplated hereby have been carried on by or on behalf of Purchaser in such a manner as not to give rise to any claim against Purchaser, Seller or the Shares for a finder’s fee, brokerage commission, advisory fee or other similar payment.

Section 3.5             Investment Intent.

(a)           The Shares are being acquired for Purchaser’s own account, and not for the account of any other Person, and not with a view to, or for sale in connection with, any distribution or resale to others within the meaning of Section 2(11) or Rule 502(d) promulgated under the Securities Act of 1933.  The sale of the Shares is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof.  Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)           Seller has provided to Purchaser all documents and information that Purchaser has requested relating to Biglari Capital.  Purchaser has not relied on Seller or any of its affiliates or representatives for any tax or legal advice in connection with the purchase of the Shares.

ARTICLE IV

INDEMNIFICATION

Section 4.1             Survival.  The representations and warranties contained in this Agreement and the indemnity obligations for the inaccuracy of such representations and warranties contained in Sections 4.2(a) and 4.2(b) shall terminate on, and no claim or Action with respect thereto may be brought after, the day that immediately precedes the first anniversary of this Agreement, except that such obligation of indemnity provided herein with respect to the representations and warranties contained in Sections 2.8 and 2.12 shall not terminate until the expiration of the statute of limitations applicable to the items contained therein.  If, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by the party seeking indemnification including in detail the basis therefor (the “Indemnified Party”) to the party from whom indemnification is sought (the “Indemnifying Party”) or an Action based upon a claimed breach is commenced against the Indemnified Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or Action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim or Action, by reason of the termination otherwise provided for above.

Section 4.2              Indemnification.

(a)           Seller shall indemnify and hold harmless Purchaser from, and reimburse Purchaser for, any Losses as a result of the inaccuracy of any representation or warranty of Seller contained in Article II of this Agreement.  Except as provided in the next succeeding sentence, Seller shall not be responsible for any Losses under Section 4.2(a) until the cumulative aggregate amount of such Losses exceeds $100,000 (the “Basket Amount”), in which case Seller shall then be liable only for such Losses in excess of the Basket Amount.  Notwithstanding the provisions of the previous sentence, Seller shall indemnify and hold harmless Purchaser from, and reimburse Purchaser for, any Losses that are the direct and proximate result of any inaccuracy of the representations of Seller contained in Sections 2.2 and 2.6 without regard for the Basket Amount.

(b)           Purchaser shall indemnify and hold harmless Seller from, and reimburse Seller for, any Losses as a result of the inaccuracy of any representation or warranty of Purchaser contained in Article III of this Agreement.

Section 4.3             Indemnification Procedures.

(a)           As promptly as practicable, and in any event within 30 days, after Purchaser or Seller shall receive any notice of, or otherwise become aware of, the commencement of any Action, the assertion of any claim, the occurrence of any event, the existence of any fact or circumstance, or the incurrence of any Loss, for which indemnification is provided for (assuming, only for the purposes of this Section 4.3(a), that the Basket Amount was zero) by Section 4.2(a) or (b) hereof (an “Indemnification Event”), the Indemnified Party shall give written notice (an “Indemnification Claim”) to the Indemnifying Party describing in reasonable detail the Indemnification Event and the basis on which indemnification is sought.  If the Indemnifying Party is not so notified by the Indemnified Party within 30 days after the date of the receipt by the Indemnified Party of notice of, or of the Indemnified Party otherwise becoming aware of, any particular Indemnification Event, the Indemnifying Party shall be relieved of all liability hereunder in respect of such Indemnification Event (or the facts or circumstances giving rise thereto) to the extent that such Indemnifying Party is prejudiced or harmed as a consequence of such failure in any material respect (and, to such extent, all Losses resulting from such Indemnification Event shall thereafter be disregarded for purposes of determining whether the Basket Amount has been exceeded), and in any event the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party was overdue in giving, and had not given, such notice.

(b)           If any Indemnification Event involves the claim of a third party (a “Third-Party Claim”), the Indemnifying Party shall (whether or not the Indemnified Party is entitled to claim indemnification under Section 4.2(a) or (b), as the case may be) be entitled to, and the Indemnified Party shall provide the Indemnifying Party with the right to, participate in, and assume sole control over, the defense and settlement of such Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party); provided, however, that:  (i) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim; and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such Third-Party Claim if the Indemnified Party would not thereby receive from the claimant an unconditional release from all further liability in respect of such Third-Party Claim.  After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable hereunder to indemnify any Person for any legal or other expenses subsequently incurred in connection therewith.  If the Indemnifying Party does not assume sole control over the defense or settlement of such Third-Party Claim as provided in this Section 4.3(b) within a reasonable period of time, or, after assuming such control, fails to defend against such Third-Party Claim (it being agreed that settlement of such Third-Party Claim does not constitute such a failure to defend), the Indemnified Party shall have the right (as to itself) to defend and, upon obtaining the written consent of the Indemnifying Party, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with (and to the extent provided in) Section 4.2(a) or (b), as appropriate.

(c)           The Indemnified Party and the Indemnifying Party shall each cooperate fully with the other in the defense of any Third-Party Claim pursuant to Section 4.3(b).  Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Indemnifying Party) with such documentary or other evidence as is then in its or any of its affiliates’ possession as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim.

Section 4.4             Subrogation.  Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party’s rights of recovery (and, if Seller is the Indemnifying Party, the Indemnified Party shall cause Seller to be subrogated to all of the rights of recovery of Purchaser and the Companies) against any third party with respect to the matters to which such Indemnification Claim relates.

Section 4.5             Exclusive Remedy.  The rights and remedies of Purchaser and Seller under this Article IV are exclusive and in lieu of any and all other rights and remedies that Purchaser or Seller, as the case may be, may have against the other, under this Agreement or otherwise.  All claims for indemnification must be asserted, if at all, in good faith and in accordance with the provisions of Section 4.3(a) and, to the extent applicable to such claims, within the relevant time period set forth in Section 4.1(a).

Section 4.6             Other Limitations.

(a)           If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (the “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

(b)           The Indemnified Party shall use reasonable efforts to minimize and mitigate any Losses for which indemnification is sought hereunder.  Each party hereto agrees that, for so long as such party has any right of indemnification under this Article IV, it shall not voluntarily or by discretionary action, accelerate the timing or increase the cost of any obligation of any other party under this Article IV, except to the extent that such action is taken (x) for a reasonable legitimate purpose and not with a purpose of discovering a condition that would constitute a breach of any representation or warranty, covenant or agreement of any other party hereto or (y) in response to a discovery by such party, without violation of the immediately preceding clause (x), of meaningful evidence of a condition that constitutes a breach of any representation, warranty, covenant or agreement of any other party hereunder.  Notwithstanding anything to the contrary herein, the Indemnifying Party shall not be obligated to indemnify an Indemnified Party for any Losses to the extent arising from any such voluntary or discretionary action, other than as so excepted.

ARTICLE V

POST-CLOSING TRANSACTIONS

Section 5.1             Special Meeting of Shareholders.  As promptly as is reasonably practicable after the execution of this Agreement, Purchaser shall prepare and file with the Securities and Exchange Commission proxy materials for a special meeting of its shareholders at which it will submit the Incentive Agreement for approval by its shareholders.  Such proxy material shall include the recommendation of the Governance, Compensation and Nominating Committee of the Board of Directors of Purchaser in favor of such approval.  Such approval shall conform to the requirements of Section 162(m) of the Code.  Promptly after the date hereof, Purchaser shall take all action necessary in accordance with the Indiana Business Corporation Law and its Articles of Incorporation and By-Laws to convene the special meeting of shareholders for the purpose of approving the Incentive Agreement.

Section 5.2              Results of Voting; Purchase Option.

(a)           If the Incentive Agreement is approved by shareholders of Purchaser as contemplated by Section 5.1, then no further action hereunder shall be required by Purchaser or Seller in respect of Purchaser’s purchase of the Shares.  If, however, the Incentive Agreement is not so approved, then Seller shall have the option, exercisable by written notice to Purchaser given within 30 days after the special meeting, to purchase the Shares for an amount equal to the sum of (i) $1.00, plus (ii) the Adjusted Capital (as defined in the Partnership Agreement) balance, if any, of Biglari Capital, in its capacity as general partner of Lion Fund, as of the date of such purchase, plus (iii) the total Incentive Reallocation (as defined in, and calculated in accordance with Section 5.02 of, the Partnership Agreement) for the period from the date hereof through the close of business on the day of such purchase (such aggregate amount as provided in clauses (ii) and (iii), the “Repurchase Date Capital Balance”).  If, and to the extent that, Purchaser shall have received distributions from Biglari Capital in respect of such Repurchase Date Capital Balance prior to the date of purchase, the amount to be paid to Purchaser pursuant to clauses (ii) and (iii) of this Section 5.2 is to be reduced by the amount of such prior distributions.  The closing of such purchase shall take place on a date mutually agreeable to Seller to Purchaser, but in no event later than 30 days after Seller’s exercise of the option.  At the closing, Purchaser shall deliver the certificate or certificates representing the Shares, duly endorsed in blank for transfer or accompanied by a separate stock power duly executed in blank for transfer, against payment therefor by wire transfer of immediately available funds.  Purchaser shall convey the Shares to Seller free and clear of all Liens.

(b)           In the event Seller exercises such option, Purchaser shall provide to Seller a good faith estimate of the Repurchase Date Capital Balance, which estimate shall be prepared as of the close of business on a date that is no more than three (3) business days prior to the closing date (the “Estimated Repurchase Date Capital Balance”).  The purchase price payable pursuant to Section 5.2(a) on such closing date shall be based on the Estimated Repurchase Date Capital Balance.

(c)           Purchaser shall deliver, or cause to be delivered, to Seller, within twenty (20) days after such closing date, a statement (the “Repurchase Date Capital Balance Statement”) setting forth the Repurchase Date Capital Balance and showing its calculations in reasonable detail.  Seller shall have a period of ten (10) days after the date on which the Repurchase Date Capital Balance Statement is delivered to him (the “Repurchase Date Capital Balance Review Period”) to review the Repurchase Date Capital Balance Statement.  If Seller objects to the calculation of the Repurchase Date Capital Balance as set forth on such Repurchase Date Capital Balance Statement, Seller shall so inform Purchaser in writing (the “Repurchase Date Capital Balance Objection”) on or before the last day of the Repurchase Date Capital Balance Review Period, setting forth in reasonable detail the basis of the Repurchase Date Capital Balance Objection and the adjustments to the Repurchase Date Capital Balance that Seller believes should be made.  In the event that a Repurchase Date Capital Balance Objection is not delivered to Purchaser on or before the last day of the Repurchase Date Capital Balance Review Period, Seller shall be deemed to have agreed to the Repurchase Date Capital Balance Statement.  In the event that a Repurchase Date Capital Balance Objection is delivered to Purchaser on or before the last day of the Repurchase Date Capital Balance Review Period, Purchaser and Seller shall attempt in good faith to reach an agreement with respect to any matters in dispute.  If Purchaser and Seller are unable to resolve all of their differences within ten (10) days after delivery of the Repurchase Date Capital Balance Objection to Purchaser, they shall refer their remaining differences to the Accountants.  The Accountants shall, based on those items as to which Purchaser and Seller have agreed and the Accountants’ determination regarding those items in dispute, finally determine the Repurchase Date Capital Balance within twenty (20) days after submission of the dispute to the Accountants.  The Accountants’ determination shall be set forth in writing and shall be conclusive and binding upon the parties hereto, absent manifest error.  Purchaser shall pay the fees of the Accountants in connection therewith.

(d)           The “Final Repurchase Date Capital Balance” shall be (i) if no Repurchase Date Capital Balance Objection is sent to Purchaser prior to the end of the Repurchase Date Capital Balance Review Period, the Repurchase Date Capital Balance set forth on the Repurchase Date Capital Balance Statement delivered by Purchaser, (ii) if a Repurchase Date Capital Balance Objection is made but finally determined between Purchaser and Seller prior to referring any such dispute to the Accountants, the Repurchase Date Capital Balance so finally determined; and (iii) if a Repurchase Date Capital Balance Objection is sent to the Accountants, the Repurchase Date Capital Balance finally determined by the Accountants.

(e)           If the Final Repurchase Date Capital Balance is greater than the Estimated Repurchase Date Capital Balance, then Seller shall pay the amount of such excess to Purchaser within five (5) business days after the determination of the Final Repurchase Date Capital Balance.  If the Final Repurchase Date Capital Balance is less than the Estimated Repurchase Date Capital Balance, then Purchaser shall pay the amount of such difference to Seller within five (5) business days after the determination of the Final Repurchase Date Capital Balance.

Section 5.3             Communication to Limited Partners.  Following the closing of the transactions contemplated hereby, the parties hereto shall mutually agree upon an appropriate communication to be sent to the limited partners of the Lion Fund with respect to such transactions.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1             Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior oral or written agreements, if any, between the parties hereto with respect to such subject matter and is not intended to confer upon any other person any rights or remedies hereunder.  Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties hereto.

Section 6.2             Waiver.  Any failure by Seller or Purchaser to enforce any rights hereunder shall not be deemed a waiver of such rights.

Section 6.3             Governing Law and Arbitration.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, without giving effect to that body of law relating to choice of laws.  Any controversy, dispute or claim between the parties relating to this Agreement shall be resolved by binding arbitration in Indiana, in accordance with the rules of the American Arbitration Association.

Section 6.4             Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and assigns.

Section 6.5              Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.6              Headings.  The headings or captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.7             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 6.8             Notice.  Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or overnight courier, or facsimile, in any case delivered to the applicable address set forth below:

(a)           To Purchaser:

Biglari Holdings Inc.
175 East Houston Street, Suite 1300
San Antonio, Texas  78205
Attention:  Chief Financial Officer
                     Vice Chairman of the Board of Directors
Facsimile:    (317) 633-4105

(b)           To Seller:

Sardar Biglari
9311 San Pedro Avenue, Suite 1440
San Antonio, Texas  78216
Facsimile:     (210) 344-3411

or to such other persons or other addresses as either party may specify to the other in writing.  Any such notice shall be deemed to have been given upon receipt.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

BIGLARI HOLDINGS INC.

By:	/s/ Duane E. Geiger
Name: Duane E. Geiger
Title: Interim Chief Financial Officer

/s/ Sardar Biglari
SARDAR BIGLARI

EXHIBIT A

DEFINED TERMS

1.           For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

“Action” means an action, arbitration, audit, hearing, investigation, suit or proceeding, at law or in equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“GAAP” means generally accepted United States accounting principles, consistently applied and consistent with past practice.

“Hazardous Material” means solid waste disposal, toxic substances, hazardous substances, hazardous materials, hazardous waste, toxic chemicals, pollutants and contaminants.

“Intellectual Property” means trademarks, trade names, service marks, domain names, patents, copyrights, applications therefor and licenses or other rights in respect thereof.

“Knowledge” of any Person means the actual knowledge of such Person without investigation.

“Lien” means any lien, pledge, mortgage, security interest or encumbrance.

“Losses” means all losses, damages, liabilities and claims, and fees, costs and expenses related thereto.  Notwithstanding anything to the contrary contained in the Agreement:  (a) Losses shall not include lost profits or consequential, incidental, special, indirect or punitive damages and no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses; and (b) the amount of any Losses under Article IV shall be determined:  (i) on a Net After-Tax Basis; and (ii) net of any amounts recovered or recoverable by the Indemnified Party under any contract with a third party or under any insurance policies, indemnities or other reimbursement arrangements with respect to such Losses.

“Material Adverse Effect” means any event, circumstance, change in or effect, individually or in the aggregate, is or is reasonably likely to be materially adverse to the results of operations or the financial condition of an entity or entities, as applicable; provided, however, that none of the following or the results thereof, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”:  (a) events, circumstances, changes or effects that generally affect the industries in which the entity or entities operate (including legal and regulatory changes), (b) any change or modification in law or interpretation thereof, (c) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (d) changes in GAAP after the date of this Agreement, (f) changes arising from the consummation of the transactions contemplated by, or the announcement of this Agreement, (g) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at request of Purchaser or (h) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement.

“Net After-Tax Basis” means, with respect to the calculation of any indemnification payment owed to any party pursuant to the Agreement, calculation thereof in a manner taking into account any Taxes owing by the Indemnified Party as a result of receipt or accrual of the indemnity payment and any savings in Taxes realized or reasonably realizable by the Indemnified Party as a result of the indemnified liability.

“Permits” means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings which are required to be made with or required under all applicable laws.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

“Taxes” means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, license, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a unitary, combined or any other basis; and such term shall include any interest and penalties or additions to tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.           The following terms are defined in the sections of the Agreement indicated:

Defined Term	Section
Accountants	1.2(c)
Agreement	Preamble
Basket Amount	4.2(a)
Benefit Plans	2.12(a)
Biglari Capital	Preamble
Biglari Financial Statements	2.5(a)
Companies	Preamble
Employees	2.12(a)
Estimated Purchase Date Capital Balance	1.2(b)
Estimated Repurchase Date Capital Balance	5.2(b)
Final Purchase Date Capital Balance	1.2(d)
Final Repurchase Date Capital Balance	5.2(d)
Governmental Authority	2.4(a)
Incentive Agreement	Preamble
Indemnification Claim	4.3(a)
Indemnification Event	4.3(a)
Indemnified Party	4.1

Indemnifying Party	4.1
Lion Fund	Preamble
Lion Fund Financial Statements	2.5(b)
Material Contracts	2.11
Partnership Agreement	1.2(a)
Purchase Date Capital Balance	1.2(a)
Purchase Date Capital Balance Objection	1.2(c)
Purchase Date Capital Balance Review Period	1.2(c)
Purchase Date Capital Balance Statement	1.2(c)
Purchaser	Preamble
Recovery	4.6(a)
Repurchase Date Capital Balance	5.2(a)
Repurchase Date Capital Balance Objection	5.2(c)
Repurchase Date Capital Balance Review Period	5.2(c)
Repurchase Date Capital Balance Statement	5.2(c)
Seller	Preamble
Shares	Preamble
Third-Party Claim	4.3(b)
Transaction Agreements	2.3